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                                  April 1, 1997



Compass Partners International, L.L.C.
599 Lexington Avenue
New York, New York  10022

Gentlemen:

         We (the "Company") have engaged Compass Partners International, L.L.C. ("Compass") to advise and assist us as further described in our letter agreement dated April 1, 1997 (the "Engagement Letter"). In consideration of Compass' agreements contained in the Engagement Letter, the Company agrees to indemnify Compass and its affiliates and their respective members, partners, principals, directors, officers, employees, agents and controlling persons (Compass and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with, any transaction contemplated by the Engagement Letter (a "Transaction") or the engagement of Compass pursuant thereto, and the performance by Compass of the services contemplated thereby, and will reimburse each Indemnified Party for all reasonable expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from Compass's bad faith or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Transaction or the engagement of Compass pursuant to, or the performance by Compass of the services contemplated by, the Engagement Letter except to the extent that any loss, claim, damage or liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from Compass's bad faith or gross negligence.

         If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and


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Compass, on the other hand, of the contemplated Transaction (whether or not such
Transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Compass, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Compass of the contemplated Transaction (whether or not such Transaction is consummated) shall be deemed to be in the same proportion that the total value received or contemplated to be received or, as the case may be, paid or issued or contemplated to be paid or issued by, as the case may be, the Company or its security holders, as a result of or in connection with such Transaction, bears to the fees paid or to be paid to Compass under the Engagement Letter; PROVIDED, HOWEVER, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Compass under the Engagement Letter.

         Promptly after receipt by an Indemnified Party of written notice of any claim, action or proceeding as to which such Indemnified Party may seek indemnification hereunder, such Indemnified Party shall notify the Company in writing of such claim, action or proceeding; PROVIDED, HOWEVER, that the failure so to notify the Company shall not relieve the Company from any liability that it may have to such Indemnified Party under this letter agreement except to the extent the Company is materially prejudiced by such failure and shall not relieve the Company from any other liability that it may have to such Indemnified Party. In the event that any such claim, action or proceeding shall be brought against any Indemnified Party and such Indemnified Party shall notify the Company of the commencement thereof, the Company shall assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and shall pay the fees and expenses of such counsel; PROVIDED, HOWEVER, that if (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of such Indemnified Party for the same counsel to represent both the Indemnified Party and the Company, (ii) the defendants in any such claim, action or proceeding include both such Indemnified Party and the Company, and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties that are different from or in addition to those available to the Company or (iii) the Company has not employed counsel satisfactory to such Indemnified Party, in the exercise of such Indemnified Party's reasonable judgment, to represent such Indemnified Party within a reasonable time after notice of the commencement of such claim, action or proceeding, such Indemnified Party shall be entitled to retain its own counsel at the expense of the Company. In respect of any claim, action or proceeding the defense of which shall have been assumed by the Company, each Indemnified Party shall have the right to participate in such litigation and to retain its own counsel at its own expense.

         The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this letter agreement (whether or not Compass or any


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other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

         This letter agreement shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the Engagement Letter or the completion of Compass's services thereunder. No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

         This agreement shall be governed by the laws of the State of New York.

         Each of the Company (in its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) and Compass waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter agreement.

                                  Very truly yours,

                                  DUTY FREE INTERNATIONAL, INC.

                                  By /s/ Alfred Carfora
                                    -------------------------------
                                       Title:  President and
                                            Chief Executive Officer

Accepted and Agreed to as of the
date first written above:

COMPASS PARTNERS INTERNATIONAL, L.L.C.

By /s/ Stephen M. Waters
  -----------------------------------
    Title:  Founding Partner


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